Exhibit 99.1

newsrelease
Santa Barbara Office 3820 State Street Santa Barbara, CA 93105 tel: 805.563.7000 fax: 805.563.7070 www.tenethealth.com

Contacts:
Media: Steven Campanini (805) 563-6838 Investors: Thomas Rice (805) 563-7188

Tenet Says Fourth Quarter and 2005 Results

Will Remain Under Pressure

Company to Host Investor Update by Web Cast on Dec. 15 at 9 a.m. EST

DEC. 13, 2004 – Tenet Healthcare Corporation (NYSE: THC) today provided an indication of its anticipated results for the fourth quarter ending Dec. 31, 2004 and a preliminary outlook for its performance in 2005.

The company said a combination of both industry and Tenet-specific challenges would continue to slow its earnings recovery.  These challenges include reduced patient volumes, high levels of bad debt from uninsured and under-insured patients, the shift of a portion of the company’s managed care business to contracts that provide lower reimbursement, and continued pressure on costs – particularly labor and supplies.

The company said it anticipates its results from continuing operations for the fourth quarter ending Dec. 31 to be below comparable third quarter results, with weak volumes and high bad debt expense as the primary drivers.

The company said that, while it expects results from continuing operations for 2005 to improve meaningfully compared to recent performance, it does not expect 2005 results from continuing operations to exceed breakeven, with likely performance to fall in a range between the company’s recent performance and breakeven.  The company further said it is launching a number of significant additional cost reduction initiatives in January to be phased in throughout 2005.  The benefits of these efforts will accrue over time, and are expected to contribute to an improvement in results from operations as the year progresses.  These expectations of results are before taking into account the impact of any impairment, restructuring, litigation and other expenses and charges.

“We have made significant progress toward resolving the numerous problems that Tenet has faced over the past two years.  This has been more difficult and is taking longer than anyone could have anticipated.  In 2005 we will, for the first time, be operating only our core group of hospitals.  We made many other changes to our organization structure, our pricing and our cost structure in 2004 that should contribute to improving our results in 2005,” said Trevor Fetter, Tenet president and chief executive officer.  “While we anticipate a very challenging 2005, we are developing an aggressive internal operating plan to maximize performance within the reality of our current operating environment.  In addition to precise execution of this plan, we need a return to sustained increases in volumes. For volumes to recover, however, we need to substantially resolve our open litigation and investigation matters.”

Fetter added, “Cost discipline is a core element of our near-term operating strategy, but there is a limit on how far we can prudently cut costs.  Going forward, we are confident that significant additional margin improvement is possible.  However, it will only come as we achieve higher volumes and capture the operating leverage inherent in hospital operations.”

The company also said that it will likely need to record various significant charges in the fourth quarter.  This includes a preliminary estimate of non-cash, long-lived asset and goodwill impairment charges that could exceed $1 billion as a result of its current financial trends, preliminary budgets and outlook.  The company, which had $1.3 billion of cash at Sept. 30, said it expects to have a similar amount at Dec. 31, 2004, after funding in the fourth quarter the repurchase of approximately $100 million of notes due in 2006 and 2007 and completing various hospital sales as previously announced. The company currently has less than $500 million of debt maturities between now and December 2011.

A number of the company’s senior executives will discuss Tenet’s strategies at an investor update to be web cast on Dec. 15, 2004 beginning at 9 a.m. EST, but the company will not be making any further comments regarding near-term or long-term performance expectations beyond those in this news release.  The company expects to discuss its outlook in further detail when the company reports results for the fourth quarter and the full year 2004, which is scheduled for March 8, 2005.

Investors may listen to the web cast of the December 15 presentation at www.yourlivevideo.com/tenetinvestorconference.html.  The web cast will also be archived and accessible for at least 90 days in the Investor Center section of the company’s website, www.tenethealth.com.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2003, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.